Exhibit 4.4
THIS AMENDED AND RESTATED WARRANT AND THE SHARES WHICH MAY BE PURCHASED UPON THE EXERCISE OF THIS AMENDED AND RESTATED WARRANT ARE BEING ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAW OF ANY NON-U.S. JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATION IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH SALE, OFFER, PLEDGE OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT, IF ANY, AND OF ANY APPLICABLE SECURITIES LAW OF ANY NON-U.S. JURISDICTION UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT OR ANY OTHER SECURITIES LAW OF A NON-U.S. JURISDICTION.
Originally Effective: «OriginalDate», 2019
Amended and Restated as of: ________, 2020
To: «legal_name»
AMENDED AND RESTATED
WARRANT
To purchase Preferred E-1 Shares of
RISKIFIED LTD.
This is to certify that «holder» (the “Holder”) is entitled to purchase, subject to the provisions of this Amended and Restated Warrant, from Riskified Ltd. (the “Company”), during the Warrant Period (as defined below), up to such number of fully paid and non-assessable Series E-1 Preferred Shares, par value NIS 0.0004 per share of the Company (the “Preferred E-1 Shares”), as specified below.
Any capitalized term not specifically defined herein shall have such meaning as is ascribed to it in that certain Series E Share Purchase Agreement dated as of October 28, 2019 (the “Purchase Agreement”), by and among the Company and the Holder.
The Preferred E-1 Shares underlying this Amended and Restated Warrant shall have the same rights, preferences and privileges attached to the Preferred E-1 Shares of the Company as set forth in the Company's Amended and Restated Articles of Association (the “Amended Articles”).
This Amended and Restated Warrant amends, restates and supersedes in its entirety in all respects that certain Warrant to Purchase Preferred E-1 Shares of the Company issued by the

Company to the Holder as of «OriginalDate», 2019 (the “Original Warrant”). The Original Warrant is henceforth void and shall be of no further force or effect as of the date hereof.
1.Number of Preferred E-1 Shares Available for Purchase.
This Amended and Restated Warrant may be exercised, in whole or in part, to purchase up to an aggregate of «number» Preferred E-1 Shares (subject to adjustments as provided in Section 11 below) (the “Warrant Shares”).
2.Exercise Price.
2.1The Exercise Price for each Warrant Share, subject to adjustments pursuant to the provisions of Section 11 herein, shall be US$12.59864 per share (the “Per Share Exercise Price”). The total purchase price against which the Holder may purchase all Warrant Shares upon exercise of this Amended and Restated Warrant (i.e. the product of the Per Share Exercise Price multiplied by the actual number of all Warrant Shares to be exercised into), shall be «price».
3.Warrant Period.
This Amended and Restated Warrant may be exercised in whole or in parts, at any time and from time to time, until the earliest to occur of: (i) immediately prior to the consummation of an Acquisition; (ii) immediately prior to the consummation of an Asset Transfer; (iii) any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; (iv) immediately prior to the consummation of an IPO (each of an Acquisition, Asset Transfer and IPO, will be referred to as an “Exit”); or (v) «OriginalDate», 2022 (each applicable time, the “Warrant Period”). At the election of the Holder, this Amended and Restated Warrant may be transferred in such Acquisition for the same consideration that the Holder would have received in such Acquisition had the Holder exercised this Amended and Restated Warrant in a Cashless Exercise pursuant to Section 4.1.2. immediately prior to such Acquisition; provided that the foregoing shall not apply if (x) the proposed buyer in such Acquisition objects to such transfer of this Amended and Restated Warrant (at its sole discretion); or (y) the transfer of this Amended and Restated Warrant is reasonably likely to impose any additional tax or other liability on, or other conditions adversely affecting, either the Company, any other shareholder of the Company or the proposed buyer in such Acquisition. All capitalized term not specifically defined in this Section 3, shall have such meaning as is ascribed to it in the Company’s Articles of Association, as in effect from time to time (the “Articles”).
4.Exercise of Warrant.
4.1.Subject to the terms and condition set forth herein, this Amended and Restated Warrant is exercisable by the Holder in whole or in part during the Warrant Period. This Amended and Restated Warrant may be exercised by the surrender of this Amended and Restated Warrant to the Company at its principal office, together with the written notice of exercise in the form attached hereto as Exhibit A duly completed and executed by the Holder and indicating the number of Warrant Shares with respect to which this Amended and Restated Warrant is being exercised (the “Exercise Notice”), by either Exercise for Cash or by Cashless Exercise.
4.1.1.Exercise for Cash. To exercise for cash, the Holder shall accompany the Exercise Notice and deliver to the Company, concurrently with the surrender of this Amended and Restated Warrant, payment in full to the Company of the Per Share Exercise Price multiplied by the number of Warrant Shares actually being exercised under this Amended and Restated Warrant (the “Consideration”) for such Warrant Shares being exercised.
4.1.2.Cashless Exercise. This Amended and Restated Warrant may be exercised by the Holder by the surrender of this Amended and Restated Warrant and the Notice of Cashless Exercise in the form attached hereto as Exhibit B, duly completed and executed by the Holder and indicating the number of Warrant Shares with respect to which this Amended and Restated Warrant is being exercised, at the principal office of the Company, in lieu of the payment set forth in sub-section 4.1.1 above (a “Cashless Exercise”). In the event the Holder so chooses to exercise by a Cashless Exercise, the Holder shall exchange this Amended and Restated Warrant, or any portion thereof (without payment by the Holder of any cash or other consideration) for that number of Warrant Shares calculated as follows: (a)(1) the number of Warrant Shares with respect to which this Amended and Restated Warrant is being exercised (adjusted to the date of calculation, but excluding those Warrant Shares already issued under this Amended and Restated Warrant, if any), multiplied by (2) an amount equal to the Fair Market Value (as defined below) per Warrant Share at the time of such Cashless Exercise minus the Per Share Exercise Price (as adjusted to the date of such calculation); divided by (b) the Fair Market Value per each Warrant Share.
4.2Automatic Exercise. Unless otherwise provided by Holder, this Amended and Restated Warrant shall automatically be deemed to be exercised in full pursuant to the provisions of Section 4.1.2, without any further action on behalf of Holder, immediately prior to (i) the consummation of an IPO, (ii) the consummation of an Acquisition, (iii) the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; or (iv) the consummation of an Asset Transfer; in each case, except where the Per Share Exercise Price is higher than the Fair Market Value, in which event, it will be at Holder’s sole discretion whether to exercise this Amended and Restated Warrant at such time. At the election of the Holder, this Amended and Restated Warrant may be transferred in such Acquisition for the same consideration that the Holder would have received in such Acquisition had the Holder exercised this Amended and Restated Warrant in a Cashless Exercise pursuant to Section 4.1.2. immediately prior to such Acquisition; provided that the foregoing shall not apply if (x) the proposed buyer in such Acquisition objects to such transfer of this Amended and Restated Warrant (at its sole discretion); or (y) the transfer of this Amended and Restated Warrant is reasonably likely to impose any additional tax or other liability on, or other conditions adversely affecting, either the Company, any other shareholder of the Company or the proposed buyer in such Acquisition.
For the purposes of this Amended and Restated Warrant, the “Fair Market Value” means: (1) in the event of an exercise in connection with an IPO, the initial “Price to Public” of one Warrant Share or the Ordinary Share issuable upon conversion of such Warrant Share at the closing of such IPO; or (2) in the event of an exercise of this Amended and Restated Warrant in connection with an Acquisition or an Asset Transfer, or any liquidation, dissolution or winding up of the Company, the per Warrant Share consideration payable on account of each Preferred E-1 Share (adjusted to the date of such calculation, but excluding those shares already issued under this Amended and Restated Warrant, if any) in connection with such transaction; provided, that if the price per Warrant Share is not determined under any of such transactions or if the exercise is not being made in connection with any such transaction, then it shall be as determined in good faith by the Board.
5.Issuance of Shares on Exercise.
The Company agrees that following an exercise as provided in Section 4 above, the Warrant Shares so purchased shall be issued and the Holder shall be deemed the record owner of such Shares as of the date on which the last of the actions required to exercise this Amended and Restated Warrant as provided in Sections 4 has been completed and such Warrant Shares shall be duly registered in the Company’s shareholders register.
6.Delivery to Holder.
As soon as practicable after the exercise of this Amended and Restated Warrant in whole or in part in such manner as set forth under Section 4 above, the Company will cause to be issued in the name of, and delivered to, the Holder (or its nominee, in accordance with Holder’s written instructions), a certificate(s) for the number of Warrant Shares to which such Holder shall be entitled. In the event that this Amended and Restated Warrant is exercised in part, the Company will execute and deliver a new Warrant of like tenor exercisable for the remaining number of Warrant Shares for which this Amended and Restated Warrant may then be exercised.
7.Reservation of Shares.
The Company hereby agrees that at all times, as long as this Amended and Restated Warrant is exercisable, it will maintain and reserve, free from preemptive rights, such number of authorized but un-issued share capital, a sufficient number of shares to provide for the issuance of Warrant Shares upon the full exercise of this Amended and Restated Warrant and of Ordinary Shares of the Company, par value NIS 0.01 each, issuable upon conversion of such Warrant Shares, such that this Amended and Restated Warrant may be exercised without additional authorization.
8.Representations of the Company.
The Company hereby represents and warrants to the Holder that as of the date hereof:
8.1This Amended and Restated Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent the indemnification provisions contained in the Amended and Restated Investors' Rights Agreement, as may be limited by applicable securities laws.
8.2The Warrant Shares are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights or any liens, claims, encumbrances or other rights of third parties.
8.3The execution and delivery of this Amended and Restated Warrant are not, and the issuance of the Warrant Shares upon exercise of this Amended and Restated Warrant in accordance with the terms hereof (and the issuance of Ordinary Shares of the Company upon conversion thereof) will not be inconsistent with the Amended Articles, or otherwise conflict with any other agreement, understanding or undertaking of the Company towards any third party, and do not and will not contravene any law, governmental rule or regulation, judgment or order applicable to the Company.
9.Additional Covenants.
The Company shall take all actions to keep at all times the Warrant Shares duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof (and subject to the payment of the aggregate Exercise Price therefor), to be validly issued, fully paid and nonassessable and not subject to any preemptive rights or any liens, claims, encumbrances or other rights of third parties. The Company shall use its reasonable commercial efforts to make any filings and to obtain any authorization, approval or permit of any governmental authority or regulatory body that may be required in order to legally consummate the issuance and sale of the Warrant Shares. The Company will provide the Holder any and all information that the Holder may reasonably request for Holder to determine that no such authorization, filing, approval or permit is necessary within 10 days following such request.
10.Replacement of Warrant.
On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Amended and Restated Warrant and, in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Amended and Restated Warrant, the Company shall execute and deliver, in lieu of this Amended and Restated Warrant, a new warrant of like tenor and amount.
11.Adjustments.
The Per Share Exercise Price and the number and kind of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows, provided that in no event shall the exercise price per each Warrant Share be lower than the then applicable par value of such Warrant Share:

11.1.Reclassification, etc. If the Company at any time while this Amended and Restated Warrant, or any portion thereof, remains outstanding and unexpired shall, by reorganization or reclassification of securities or otherwise change any of the securities as to which purchase rights under this Amended and Restated Warrant exist into the same or a different number of securities of any other class or classes, then as a condition of such reorganization, reclassification or other transaction, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, representing the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Amended and Restated Warrant immediately prior to such reorganization or reclassification or other change and the Per Share Exercise Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification (to the extent necessary), be proportionately adjusted (provided that the aggregate purchase price shall remain the same) such that this Amended and Restated Warrant shall be exercisable into, in lieu of the number of Warrant Shares which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of shares that would have been subject to receipt by the Holder had the Holder exercised this Amended and Restated Warrant immediately prior to that change.
11.2.Split, Subdivision or Combination of Shares. If the Company at any time while this Amended and Restated Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or otherwise or combine the securities as to which purchase rights under this Amended and Restated Warrant exist (including, with respect to a split or subdivision, by way of the issuance of a stock dividend or bonus shares), into a different number of securities of the same class, the Per Share Exercise Price for such securities shall be proportionately decreased and the number of securities issuable upon exercise proportionately increased, in the case of a split or subdivision; or, the Per Share Exercise Price of such securities shall be proportionately increased and the number of securities issuable upon exercise proportionately decreased in the case of a combination or similar action.
11.3.Adjustments for Share Dividends or Other Securities or Property. If, while this Amended and Restated Warrant, or any portion hereof remains outstanding, the holder of the securities as to which purchase rights under this Amended and Restated Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional shares or other securities or property of the Company by way of dividend or otherwise, then and in each case, this Amended and Restated Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon the exercise of this Amended and Restated Warrant, and without payment of any additional consideration thereof, the amount of such other or additional shares or other securities or property as aforesaid of the Company, which such Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this

Amended and Restated Warrant on the date of the Original Warrant and had thereafter, during the period from the date of the Original Warrant to and including the date of such exercise, retained such shares and/or all other additional securities available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 11 and the Company shall reserve for the Holder all such additional shares or other securities or property of the Company as aforesaid.
11.4.Other Events. If, while this Amended and Restated Warrant, or any portion hereof, remains outstanding and unexpired, any other economic event of the nature of the matters set forth in the other provisions of this Section 11 (and only of the nature set forth in the other provisions of this Section 11) occurs as to which the other provisions of this Section 11 do not strictly apply or if strictly applicable would not reasonably fairly protect the purchase rights of the Holder in accordance with the provisions hereof (i.e. issuance of financial instruments that are not of the same economic nature set forth in the other provisions of this Section 11 are not eligible for protection), then the Company shall make an adjustment in the number of shares available under this Amended and Restated Warrant or the Per Share Exercise Price, so as to protect the economic value of the purchase rights as aforesaid. The adjustment shall be such that will give the Holder, upon exercise for the same aggregate Per Share Exercise Price, the total number, class and kind of shares as such Holder would have owned had this Amended and Restated Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.
11.5.Certificate as to Adjustments. Whenever any adjustment as provided in this Section 11 occurs, the Company shall promptly, or as reasonably practicably thereafter, compute such adjustment and deliver to the Holder a certificate, signed by the chief financial officer of the Company, setting forth the number of Warrant Shares for which this Amended and Restated Warrant is exercisable and the Per Share Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.
12.Notice of Record Date.
In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (including a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall send to the Holder a notice, which shall be sent simultaneously with the notice sent to other shareholders of the Company, specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

13.Fractional Shares.
No fractional shares will be issued in connection with any exercise and the number of shares issuable hereunder shall be rounded to the nearest whole number with half shares being rounded up.
14.Rights of the Holder.
The Holder shall not be entitled to receive dividends with respect to, or be deemed the holder of, the Warrant Shares issuable upon exercise of this Amended and Restated Warrant or any other securities of the Company which may at any time be issuable on the exercise hereof, nor shall anything contained herein be construed to confer upon the Holder, as such, any rights to receive dividends with respect to the Warrant Shares, in each case, until this Amended and Restated Warrant shall have been actually exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable, as provided herein. Notwithstanding anything to the contrary herein, the Preferred E-1 Shares (as defined in the Articles) representing the Warrant Shares will be entitled to the Anti-Dilution Protection as set forth under Article 8.4.5 of the Articles, whether or not outstanding, and, accordingly, upon exercise of this Amended and Restated Warrant, the Warrant Shares issued to the Holder will have the same then-effective conversion price as all other Preferred E-1 Shares, whether or not outstanding.
15.Taxes.
Holder shall bear full responsibility for all tax obligations and consequences relating to the exercise of this Amended and Restated Warrant or sale of the Warrant Shares issuable upon the exercise of this Amended and Restated Warrant, which by their nature apply to holders of warrants. In the event that the Company is required under applicable law to withhold any tax as a result of the exercise of this Amended and Restated Warrant and/or the issuance of the Warrant Shares, the Company will so notify the Holder and shall be entitled to withhold such taxes in accordance with applicable law; provided, however, that if Holder provides the Company with a valid certificate of exemption from tax withholding or a determination applying a reduced withholding tax rate or any other instructions regarding the payment of withholding taxes issued by the Israel Tax Authority, then such withholding (if any) shall be made only in accordance with the provisions of such certificate. The Company shall issue the Warrant Shares upon the exercise of this Amended and Restated Warrant at the earlier of (i) receipt of a valid certificate which provides full tax exemption with respect to such issuance of the Warrant Shares underlying this Amended and Restated Warrant, or (ii) receipt of an amount in cash representing the amount of tax which the Company is required to withhold upon the issuance of such Warrant Shares under Israeli law.
16.Notices.
Any notice or other communication hereunder shall be in writing and shall be deemed to have been given upon delivery, if personally delivered, upon transmission if sent by e-mail, or facsimile and confirmed by a machine printout, or seven (7) business days after deposit if deposited in the mail for mailing by certified mail and addressed to the addresses of the Company and the Holder specified in the Purchase Agreement, or otherwise to the last address (if different) provided to the Company in writing.

17.Assignment.
17.1This Amended and Restated Warrant and the rights and obligations hereunder may not be sold, transferred or assigned by any Holder, by operation of law or otherwise, without the prior written consent of the Company, and any such action without such consent shall be void, except that: the Holder may assign this Amended and Restated Warrant and the obligations and rights hereunder, in whole or in part, to any of its Permitted Transferees (as such term is defined in the Amended Articles).
17.2Any assignment pursuant to the terms of Subsection 17.1 above is subject to compliance with the terms of applicable securities laws, and the assignee's written agreement to become a party to and subject to the terms of this Amended and Restated Warrant as if it were an original party hereof.
18.Expiration of Warrant.
Notwithstanding anything to the contrary, unless exercised earlier, this Amended and Restated Warrant and all the rights conferred hereby shall automatically terminate, expire and be of no further force and effect at the aforementioned time on the last day of the Warrant Period.
19.Amendments and Waivers.
Any term of this Amended and Restated Warrant may be amended and the observance of any term of this Amended and Restated Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.
20.Governing Law; Jurisdiction.
This Amended and Restated Warrant shall be deemed to be a contract made under the laws of the State of Israel, and for all purposes shall be construed in accordance with the laws of said state, without regard to principles of conflict of laws. Any dispute arising under or in relation to this Amended and Restated Warrant shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.
21.Captions.
The section and subsection headings of this Amended and Restated Warrant are inserted for convenience only and shall not constitute a part of this Amended and Restated Warrant in construing or interpreting any provision hereof.
[Signature Page to Follow]

IN WITNESS WHEREOF the parties have signed this Amended and Restated Warrant as of the date first hereinabove set forth.

Company: Riskified Ltd.
By:
Name:
Title:

Holder: «legal_name»
By:
Name:
Title:

This Amended and Restated Warrant amends, restates and supersedes in its entirety in all respects that certain Warrant to Purchase Preferred E-1 Shares of the Company issued by the Company to the Holder as of «OriginalDate», 2019.

Exhibit A

NOTICE OF EXERCISE
To:    Riskified Ltd.
1.The undersigned hereby elects to purchase _________ Preferred E-1 Shares of Riskified Ltd., pursuant to the terms of the attached Amended and Restated Warrant, and tenders herewith payment of the purchase price of US$____________ for such shares in full.
2.Please issue a certificate representing said Preferred E-1 Shares in the name of the undersigned, at the following address:

(Date)

«legal_name»

Exhibit B
NOTICE OF CASHLESS EXERCISE
To:    Riskified Ltd.
1.The undersigned hereby elects to exercise its Cashless Exercise rights, pursuant to the terms of the attached Amended and Restated Warrant, with respect to __________ Preferred E-1 Shares of Riskified Ltd., pursuant to the terms of such Amended and Restated Warrant.
2.Please issue a certificate or certificates representing the number of shares issuable after deducting the shares withheld in lieu of payment of the exercise price, in the name of the undersigned, at the following address:

(Date)

«legal_name»